Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.
KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 1st day of September 2019, to the Custody Agreement the "Agreement"), is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation (the "Company"), Kinetics Portfolios Trust, a Delaware business trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into an amended and restated Custody Agreement, dated as of October 23, 2013, originally made and entered into as of June 26, 2006 (the Agreement); and

WHEREAS the parties desire to update the fee schedule in Exhibit C of the Agreement; and

WHEREAS, Article XIV, Section 14.03 of the Agreements allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2019 the fee schedule in Exhibit C of the Agreement, is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Jay Kesslen	By: /s/ Anita M. Zagrodnik
Name: Jay Kesslen	Name: Anita M. Zagrodnik
Title: Vice President	Title: Senior Vice President 9/10/19

KINETICS PORTFOLIOS TRUST
By: /s/ Jay Kesslen
Name: Jay Kesslen
Title: Vice President

Exhibit C
to the Custody Agreement - Kinetics Mutual Fonds, Inc. and Kinetics Portfolios Trust

Custody Services Fee Schedule at September 1, 2019
Annual Fee for the Trust
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio
[ ] basis points
Minimum annual fee Trust Level -$[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees

•	$ [ ] - Book entry OTC transaction, Federal Reserve transaction, principal paydown

•	$ [ ] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

•	$ [ ] - Option/SWAPS/future contract written, exercised or expired

•	$[ ] - Mutual fund trade, Margin Variation Wire and outbound Fed wire

•	$[ ] - Physical security transaction

•	$[ ] - Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee

•	$[ ] per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services

•	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

•	$[ ] per custody sub - account per year (e.g., per sub -adviser, segregated account, etc.)

•	Class Action Services - $[ ] filing fee per class action per account, plus [ ]% of gross proceeds, up to a maximum per recovery not to exceed $[ ].

•	No charge for the initial conversion free receipt.

•	Overdrafts - charged to the account at prime interest rate plus [ ]%, unless a line of credit is in place

Additional services not Included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

Fees are calculated pro rata and billed monthly.

Exhibit C (continued)
to the Custody Agreement - Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust

Custody Services
Additional Services Fee Schedule
Third-Party Agent Domestic Securities Lending Support+

•	$[ ] Implementation fee per Trust per Third Party Agent Lender

•	Annual Base Fee $[ ]per Trust per Third Party Agent Lender

•	Plus: Transaction fees

Third-Party Agent Portfolio Transaction Fees+

•	$[ ]-transaction fee will be assessed for each loan, return, and reallocation transactions (loan/return)
+ Each Third-Party Agent Lender will be Invoiced directly
subject to annual CPI Increase -All Urban Consumers - U.S. City Average

Exhibit C (continued)
to the Custody Agreement - Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust

[redacted country global fee schedule table]

Additional Global Sub-Custodial Services Annual Fee Schedule

[redacted additional global sub-custodial services annual fee schedule]

*	Includes Ivory Coast, Mall, Niger, Burkina Faso, Senegal, Gulnnea Bissau, Togo and Benin.

Exhibit C (continued)
to the Custody Agreement - Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust

Global Custody Base Fee
A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
[ ] [ ]- [ ] foreign securities - $[ ];
[ ]- [ ] foreign securities - $[ ];
Over [ ] foreign securities - $[ ]

•
Euroclear- Eurobonds only. Eurobonds are held In Euroclear at a standard rate, but other types of securities (Including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third-party depository or settlement system, will be subject to a surcharge.

For all other markets specified in above grid, surcharges may apply If a security is held outside of the local market.
Miscellaneous Expenses

•
Charges incurred by U.S. Bank N.A. directly or through sub custodians for account opening fees, local taxes, tax reclaim fees, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative Interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

•
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees.